Exhibit 10.52

EXECUTION

AMENDMENT NUMBER TWENTY-TWO

to the

MASTER REPURCHASE AGREEMENT

Dated as of December 9, 2010,

among

PENNYMAC CORP., PENNYMAC HOLDINGS, LLC and PENNYMAC LOAN SERVICES, LLC

and

CITIBANK, N.A.

This AMENDMENT NUMBER TWENTY-TWO (this “Amendment Number Twenty-Two”) is made this 2nd day of December, 2015 among PENNYMAC CORP. and PENNYMAC HOLDINGS, LLC f/k/a PENNYMAC MORTGAGE INVESTMENT TRUST HOLDINGS I, LLC (each, a “Seller” and jointly and severally, the “Seller” or “Sellers”), PENNYMAC LOAN SERVICES, LLC (“Servicer”) and CITIBANK, N.A. (“Buyer”), to the Master Repurchase Agreement, dated as of December 9, 2010, among Sellers, Servicer and Buyer, as such agreement may be amended from time to time (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS

WHEREAS, Sellers have requested that Buyer agree to amend the Agreement as more specifically set forth herein; and

WHEREAS, as of the date hereof, each Seller and Servicer represents to Buyer that the Seller Parties are in full compliance with all of the terms and conditions of the Agreement and each other Program Document and no Default or Event of Default has occurred and is continuing under the Agreement or any other Program Document.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1. Amendment. Effective as of December 2, 2015 (the “Amendment Effective Date”):

(a) Section 2 of the Agreement is hereby amended by deleting the definition of “Servicer Termination Event” in its entirety and replacing it as follows:

“Servicer Termination Event” means (i) an event that entitles the Seller to terminate the Servicer or Subservicer for cause under the related Servicing Agreement, or (ii) the occurrence of any of the following:

(a) Servicer’s membership in MERS is terminated for cause or Servicer voluntarily terminates its membership in MERS to the extent any Purchased Loans are MERS Loans;

(b) Servicer fails to deposit any Income received by it into the Collection Account within one (1) Business Day of the date such deposit was due;

(c) Servicer shall default under any Servicing Agreement and such failure shall not have been waived by Buyer;

(d) Servicer admits in writing its inability to, or intention not to, perform any of its Obligations, or Buyer shall have determined in good faith that Servicer is unable to meet its commitments;

(e) Servicer files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for Servicer, or of all or any part of Servicer’s Property; or makes an assignment for the benefit of such Servicer’s creditors;

(f) Any representation, warranty or certification made or deemed made herein or in any other Program Document by Servicer or any certificate furnished to Buyer by Servicer pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished;

(g) A custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for Servicer, or of Servicer’s Property (as a debtor or creditor protection procedure), is appointed or takes possession of such Property; or Servicer generally fails to pay its debts as they become due; or Servicer is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against Servicer; or any of Servicer’s Property is sequestered by court or administrative order; or a petition is filed against Servicer under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect; or

(h) Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Servicer or any of its Affiliates, or shall have taken any action to displace the management of Servicer or any of its Affiliates or to curtail its authority in the conduct of the business of Servicer or any of its Affiliates, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Servicer or any of its Affiliates as an issuer, buyer or seller/servicer of loans or securities backed thereby, and such action provided for in this subsection (j) shall not have been discontinued or stayed within thirty (30) days; or

(i) A Change of Control of Servicer shall have occurred without the prior consent of Buyer or a material change in the management of Servicer shall have occurred which has not been approved by Buyer; or

(j) Servicer shall otherwise fail to observe or perform any other obligation, representation or covenant contained in this Agreement or any other Program Document and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days. For the avoidance of doubt, nothing contained in the preceding sentence shall affect the cure periods set forth in Section 18(x) hereof; or

(k) Servicer shall fail to comply with the requirements of (i) Section 13(c)(i)(A), (ii) Section 13(d), (iii) Section 13(f)(i), (iv) Section 13(m), (v) Section 13(n), (vi) Section 13(dd) or (vii) Section 13(jj)(B) hereof, and such default shall continue unremedied for a period of one (1) Business Day.

(b) Section 12 of the Agreement immediately preceding Section 12(a) is hereby amended by deleting the language in its entirety and replacing it with the following:

“Each Seller represents and warrants to Buyer that throughout the term of this Agreement with respect to each Seller and the Guarantor, as applicable, (each, a “Seller Party”):”

(c) Subsections 12(a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (o), (q), (u), (v), (y), (cc), (dd), (ff) and (gg) of the Agreement are hereby amended by deleting such subsections in their entirety and replacing them with the following.

(a) Existence. Each Seller Party and Servicer (a) is a corporation, real estate investment trust or limited liability company as specified in this Agreement, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed, as specified in this Agreement, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to (i) own its assets and carry on its business as now being or as proposed to be conducted, (ii) with respect to the Sellers, acquire, own, sell, assign, pledge and repurchase the Purchased Loans and (iii) with respect to the Servicer, service and administer the Purchased Loan, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (d) is in compliance in all material respects with all Requirements of Law. PennyMac’s tax identification number is 80-0463416. PennyMac’s fiscal year is the calendar year. PMAC Holding’s tax identification number is 27-2199755. PMAC Holding’s fiscal year is the calendar year. No Seller Party nor Servicer has changed its name within the past twelve (12) months.

(b) Financial Condition. Each Seller Party and Servicer has heretofore furnished to Buyer a copy of its audited consolidated balance sheets and the audited consolidated balance sheets of its consolidated Subsidiaries, each as at December 31, 2014 with the opinion thereon of Deloitte & Touche LLP, a copy of which has been provided to Buyer. Each Seller Party and Servicer has also heretofore furnished to Buyer the related consolidated statements of income and retained earnings and of cash flows for such Seller Party or Servicer and its consolidated Subsidiaries for the one year period ending December 31, 2014, setting forth in comparative form the figures for the previous year, if applicable. All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of such Seller Party or Servicer and its Subsidiaries and the consolidated results of their operations for the fiscal year ended on said date, all in accordance with GAAP applied on a consistent basis. Since December 31, 2014, there has been no development or event nor any prospective development or event which has had or should reasonably be expected to have a Material Adverse Effect. No Seller Party nor Servicer has any material contingent liability or liability for taxes or any long term lease or unusual forward or long term commitment, which is not reflected in the foregoing statements or notes. Since the date of the financial statements and other information delivered to Buyer prior to the date of this Agreement, no Seller Party nor Servicer has sold, transferred or otherwise disposed of any material part of its property or assets (except pursuant to the Program Documents) or acquired any property or assets (including Equity Interests of any other Person) that are material in relation to the financial condition of such Seller Party or Servicer.

(c) Litigation. There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against such Seller Party or Servicer or any of its Subsidiaries or Affiliates or affecting any of the property thereof before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect, (ii) which questions the validity or enforceability of any of the Program Documents or any action to be taken in connection with the transactions contemplated thereby, or (iii) which seeks to prevent the consummation of any Transaction.

(d) No Breach. Neither (a) the execution and delivery of the Program Documents, nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the charter or by-laws of such Seller Party or Servicer, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument to which such Seller Party or Servicer is a party or by which any Seller Party or Servicer or any Seller Party’s or Servicer’s property is bound or to which any of them or their property is subject, or constitute a default under any such material agreement or instrument, or (except for the Liens created pursuant to this Agreement) result in the creation or imposition of any Lien upon any property of any Seller Party or Servicer, pursuant to the terms of any such agreement or instrument.

(e) Action. Each Seller Party and Servicer has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Documents to which it is a party; the execution, delivery and performance by such Seller Party or Servicer of each of the Program Documents to which it is a party has been duly authorized by all necessary corporate or other action on its part; and each Program Document has been duly and validly executed and delivered by each Seller Party and Servicer and constitutes a legal, valid and binding obligation of such Seller Party or Servicer, enforceable against such Seller Party or Servicer in accordance with its terms.

(f) Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by any Seller Party or Servicer of the Program Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Program Documents and the Liens created pursuant to this Agreement.

(g) Taxes. Each Seller Party and Servicer has filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of such Seller Party or Servicer and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of such Seller Party or Servicer, adequate. Any taxes, fees and other governmental charges payable by such Seller Party or Servicer in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

(h) Investment Company Act. No Seller Party nor Servicer is an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Each Seller Party and Servicer (i) has been structured so as not to constitute, and is not, a “covered fund” for purposes of Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Volcker Rule”), and (ii) is relying upon an exception or exemption from the registration requirements of the Investment Company Act other than those set forth in Sections 3(c)(1) and 3(c)(7) of the Investment Company Act.

(i) No Legal Bar. The execution, delivery and performance of this Agreement, the other Program Documents, the sales hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of any Seller Party or Servicer and will not result in, or require, the creation or imposition of any Lien (other than the Liens created hereunder) on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

(j) Compliance with Law. No practice, procedure or policy employed or proposed to be employed by a Seller Party or Servicer in the conduct of its business violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in a Material Adverse Effect with respect to such Seller Party or Servicer. The execution, delivery and performance of the Program Documents does not require compliance by any Seller Party or Servicer with any “bulk sales” or similar laws.

(k) No Default. No Seller Party nor Servicer is in default under or with respect to any of its Contractual Obligations in any respect which should reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

(o) True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of each Seller Party or Servicer to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of each Seller Party or Servicer or any of its Subsidiaries to Buyer in connection with this Agreement and the other Program Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Program Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(q) ERISA. Each Plan which is not a Multiemployer Plan, and, to the knowledge of each Seller Party or Servicer, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which any Seller Party or Servicer would be under an obligation to furnish a report to Buyer under Section 13(a)(xi) hereof. The present value of all accumulated benefit obligations under each Plan subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans. Each Seller Party and Servicer and its Subsidiaries do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law at no cost to the employer (collectively, “COBRA”).

(u) No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of any Seller Party or Servicer has a Material Adverse Effect.

(v) Subsidiaries/Other Indebtedness. All of the Subsidiaries of each Seller at the date hereof are listed on Schedule 3 to this Agreement. All Indebtedness of each Seller Party and Servicer (other than Indebtedness created pursuant to this Agreement) is listed on Schedule 5 to this Agreement.

(y) Solvency; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to each Transaction, each Seller Party and Servicer is and will be solvent, is able and will be able to pay and is paying its debts as they mature and does not and will not have an unreasonably small amount of capital to engage in the business in which it is engaged and proposes to engage. No Seller Party nor Servicer intends to incur, or believes that it has incurred, debts beyond its ability to pay such debts as they mature. No Seller Party nor Servicer is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such Seller Party or Servicer or any of its assets. Neither Seller is transferring any Loans with any intent to hinder, delay or defraud any of its creditors.

(cc) USA Patriot Act; OFAC. No Seller Party nor Servicer nor any of its Affiliates is a Prohibited Person and each Seller Party and Servicer is in full compliance with all applicable orders, rules, regulations and recommendations of OFAC. No Seller Party nor Servicer nor any of its respective members, directors, executive officers, parents or Subsidiaries: (1) is subject to U.S. or multilateral economic or trade sanctions currently in force; (2) is owned or controlled by, or act on behalf of, any governments, corporations, entities or individuals that are subject to U.S. or multilateral economic or trade sanctions currently in force; (3) is a Prohibited Person or is otherwise named, identified or described on any blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom U.S. persons may not conduct business, including but not limited to lists published or maintained by OFAC, lists published or maintained by the U.S. Department of Commerce, and lists published or maintained by the U.S. Department of State. Each Seller Party and Servicer has established an anti-money laundering compliance program as required by all applicable anti-money laundering laws and regulations, including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”) (collectively, the “Anti-Money Laundering Laws”).

(dd) Anti-Money Laundering. Each Seller Party and Servicer has complied with all applicable Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the acquisition of each Purchased Loan for purposes of the Anti-Money Laundering Laws, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws; no Purchased Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the OFAC (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.

(ff) Financial Reporting. There has been no material weakness in, or fraud that involves management or other employees who have a significant role in, the internal controls of any Seller Party or Servicer or any Affiliate thereof over financial reporting, in each case as described in the Securities Laws.

(gg) No Statutory Limitations to Indebtedness. Other than any limitations set forth in the Code or the regulations promulgated under the Code with respect to a REIT, no Seller Party nor Servicer is subject to any Federal or state statute or regulation which limits its ability to incur indebtedness.

(d) Section 13 of the Agreement immediately preceding Section 13(a) is hereby amended by deleting the language in its entirety and replacing it with the following:

“Each Seller covenants and agrees with Buyer that during the term of this Agreement with respect to each Seller Party or Servicer as applicable:”

(e) Subsections 13(a), (b), (c), (d), (f), (h), (m), (n), (s), (bb), (cc), (dd) and (ff) of the Agreement are hereby amended by deleting such subsections in their entirety and replacing them with the following.

(a) Financial Statements and Other Information.

Sellers shall deliver to Buyer:

(i) As soon as available and in any event within forty (40) days after the end of each calendar month, the consolidated balance sheets of each Seller Party and Servicer and its consolidated Subsidiaries as at the end of such month, the related unaudited consolidated statements of income and retained earnings and, of cash flows for such Seller Party or Servicer and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period;

(ii) As soon as available and in any event within forty-five (45) days after the end of each of the first three quarterly fiscal periods of each fiscal year of each Seller Party and Servicer, the consolidated balance sheets of such Seller Party or Servicer and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for such Seller Party or Servicer and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period;

(iii) As soon as available and in any event within ninety (90) days after the end of each fiscal year of each Seller Party and Servicer, the consolidated balance sheets of such Seller Party or Servicer and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such Seller Party or Servicer and its consolidated Subsidiaries for such year, and consolidated statements of liquidity of such Seller Party or Servicer and its consolidated Subsidiaries as at the end of the such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accounts of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of such Seller Party or Servicer and its consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP;

(iv) Sellers shall deliver to the Buyer the following certificates (any of which may be consolidated for any month or quarter, respectively, on the latest date as to which any such consolidated certificates for such month or quarter, respectively, are due):

(1) On or prior to the last day of each calendar month, a certificate of a Responsible Officer of each Seller Party and Servicer in the form of Exhibit A attached hereto;

(2) at the time each Seller Party or Servicer furnishes each set of financial statements pursuant to paragraph (ii) above, a certificate of a Responsible Officer of such Seller Party or Servicer to the effect that, to the best of such Responsible Officer’s knowledge, such Seller Party or Servicer during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every material condition, contained in this Agreement and the other Program Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action Seller has taken or proposes to take with respect thereto); and

(3) at the time it furnishes consolidated financial statements pursuant to paragraphs (i) and (ii) above, a certificate of a Responsible Officer of each related Seller Party or Servicer, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of such Seller Party or Servicer and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments).

(v) From time to time at the request of Buyer, each Seller shall provide Buyer with a paper or electronic copy produced by such Seller’s internal mortgage tracking system reflecting that the Purchased Loans are registered in the name of Buyer within three (3) Business Days of such request;

(vi) From time to time such other information regarding the financial condition, operations, well-being or business of any Seller Party or Servicer as Buyer may reasonably request, within two (2) Business Days;

(vii) Promptly at the end of each quarterly fiscal period of each fiscal year, a valuation report regarding Servicer’s servicing portfolio and the Servicer’s determination of the book value of its servicing portfolio;

(viii) Within eight (8) days after the end of each month, (i) a report of all sales, repurchase and other transactions with respect to the Purchased Loans, which schedule shall be acceptable to Buyer, (ii) a properly completed Loan Schedule with respect to each Purchased Loan, (iii) servicing reports for the prior month, including static pool analyses, liquidity (cash and availability) and identification of any modifications to any Purchased Loans, (iv) servicing data feeds for the prior month detailing Loan level attributes, and (v) reports reflecting those Purchased Loans that are expected to become real estate owned properties within sixty (60) days;

(ix) Within five (5) days after any material amendment, modification or supplement to the Servicing Agreement a certified, fully executed copy of such amendment, modification or supplement;

(x) Promptly upon reasonable request by Buyer, information regarding any Seller Party’s or Servicer’s portfolio including information regarding asset allocation, leverage, liquidity, and such other information respecting the condition or operations (financial or otherwise), of such Seller Party or Servicer;

(xi) Promptly upon the establishment of any rating of any Seller Party or Servicer by any Rating Agency and any downgrade in or withdrawal of any such rating once established;

(xii) Within one (1) Business Day of any margin call (however defined or described in the applicable Indebtedness documents) or other similar request (including a claim under a guaranty) is made upon any Seller Party or Servicer under any Indebtedness of any Seller Party or Servicer in an aggregate amount in excess of $1,000,000, notice of such margin call or other request;

(xiii) As soon as reasonably possible, and in any event within fifteen (15) days after a Responsible Officer of any Seller Party or Servicer knows or has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of such Seller Party or Servicer setting forth details respecting such event or condition and the action, if any, that such Seller Party or Servicer or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by such Seller Party or Servicer or an ERISA Affiliate with respect to such event or condition):

(A)	any Reportable Event, or any request for a waiver under Section 412(c) of the Code for any Plan;

(B)	the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Seller or an ERISA Affiliate to terminate any Plan;

(C)	the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Seller or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(D)	the complete or partial withdrawal from a Multiemployer Plan by a Seller Party or Servicer or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by any Seller Party or Servicer or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(E)	the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Seller Party or Servicer or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(F)	the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part if any Seller Party or Servicer or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

(xiv) Within (i) three (3) Business Days after receipt by a Seller Party (to the extent such Seller Party owns any servicing rights with respect to any mortgage loans) of a request from Buyer, the servicing valuation conducted by such Seller Party and used to support the calculation of the servicing multiple used in determining the book value of such Seller Party’s servicing portfolio in accordance with GAAP; and (ii) if so requested by Buyer, within (3) Business Days of its completion, the servicing valuation conducted by a Valuation Agent with respect to the value of such Seller Party’s servicing portfolio in accordance with GAAP;

(b) Litigation. Each Seller Party and Servicer will promptly, and in any event within three (3) days after service of process on any of the following, give to Buyer notice of all legal or arbitrable proceedings affecting such Seller Party or Servicer or any of its Subsidiaries that (i) questions or challenges the validity or enforceability of any of the Program Documents, (ii) as to which there is a reasonable likelihood that an adverse determination would result in a Material Adverse Effect or (iii) seeks to prevent the consummation of any Transaction.

(c) Existence, Etc. Each Seller Party and Servicer will:

(i)	(A) preserve and maintain its legal existence and all of its material rights, privileges, franchises; (B) maintain all licenses, permits or other approvals necessary to conduct its business and to perform its obligations under the Program Documents; (C) except as would not be reasonably likely to have a Material Adverse Effect or would have a material adverse effect on the Purchased Loans or Buyer’s interest therein, remain in good standing under the laws of each state in which it conducts business or any Mortgaged Property is located; and (D) not change its tax identification number, fiscal year or method of accounting without the consent of Buyer;

(ii)	comply with the requirements of and conduct its business strictly in accordance with all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(iii)	keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(iv)	not move its chief executive office or chief operating office from the addresses referred to in Section 12(m) unless it shall have provided Buyer thirty (30) days prior written notice of such change;

(v)	pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(vi)	permit representatives of Buyer, during normal business hours upon three (3) Business Days’ prior written notice at a mutually desirable time or at any time during the continuance of an Event of Default, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer; and

(vii)	not directly or indirectly enter into any agreement that would be violated or breached by any Transaction or the performance by such Seller Party or Servicer of any Program Document.

(d) Prohibition of Fundamental Changes. No Seller Party nor Servicer shall at any time, directly or indirectly, (i) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets without Buyer’s prior consent; or (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect with respect to such Seller Party or Servicer.

(f) Notices. Sellers shall give notice to Buyer promptly in writing of any of the following:

(i)	promptly upon becoming aware of the occurrence of any Default, Event of Default or any event of default or default under any Program Document or other material agreement of such Seller Party or Servicer;

(ii)	upon, and in any event within three (3) Business Days after, service of process on a Seller Party or Servicer or any of its Subsidiaries, or any agent thereof for service of process, in respect of any legal or arbitrable proceedings affecting Seller or any of its Subsidiaries (i) that questions or challenges the validity or enforceability of any of the Program Documents, or (ii) in which the amount in controversy exceeds $1,000,000 and as to which an adverse determination would be reasonably likely to result in a Material Adverse Effect;

(iii)	upon becoming aware of any Material Adverse Effect and any event or change in circumstances which should reasonably be expected to have a Material Adverse Effect;

(iv)	upon determining during the normal course of its business that the Mortgaged Property in respect of any Loan or Loans with an aggregate BPO Value of at least $1,000,000 has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the Market Value of such Loan;

(v)	upon the entry of a judgment or decree against a Seller Party or Servicer or any of its Subsidiaries in an amount in excess of $1,000,000;

(vi)	unless otherwise disclosed by Guarantor on Form 8-K with separate notice by Sellers to Buyer of the filing of such Form 8-K, upon, and in any event within five (5) Business Days after, the involuntary termination, acceleration, maturity of or reduction in the amount available for borrowing under any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds entered into by a Seller Party or Servicer and any third party to the extent that such agreement or facility, prior to the effectiveness of such termination, acceleration, maturity or reduction, provides for a minimum amount available for borrowing by such Seller Party or Servicer equal to or greater than $10,000,000;

(vii)	any material change in the insurance coverage required of any Seller Party or Servicer or any other Person pursuant to any Program Document, with copy of evidence of same attached;

(viii)	any material dispute, licensing issue, litigation, audit, revocation, sanctions, penalties, investigation, proceeding or suspension between a Seller Party or Servicer on the one hand, and any Governmental Authority or any other Person;

(ix)	any material change in accounting policies or financial reporting practices of a Seller Party or Servicer or its Subsidiaries;

(x)	any material change in the management of a Seller Party or Servicer;

(xi)	notice of the revocation of any approvals of any agency or HUD or changes to the approved mortgagee or approved servicer status with respect to the origination or servicing of mortgage loans by any Seller, Servicer or any Subservicer (including any interim servicer);

(xii)	notice of any amendments, modifications or waivers of any term or condition of or extension of the scheduled maturity date or modification of the interest rate of any item of the Purchased Loan or settlement or compromise of any claim in respect of any Purchased Loans that in the aggregate during any calendar month exceed 3% of the aggregate outstanding Purchase Price of all Purchased Loans; and

(xiii)	One (1) Business Day following the occurrence of any Servicer Credit Event or Servicer Termination Event.

Each notice pursuant to this Section 13(f) shall be accompanied by a statement of a Responsible Officer of the related Seller Party, setting forth details of the occurrence referred to therein and stating what action Seller has taken or proposes to take with respect thereto.

(h) OFAC. At all times throughout the term of this Agreement, each Seller Party and Servicer (a) shall be in full compliance with all applicable orders, rules, regulations and recommendations of OFAC and (b) shall not permit any Purchased Loans to be maintained, insured, traded, or used (directly or indirectly) in violation of any United States statutes, rules or regulations, in a Prohibited Jurisdiction or by a Prohibited Person.

(m) No Assignment. No Seller Party nor Servicer shall (i) sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Loans (including any servicing rights or servicing advances with respect to any Purchased Loans) or any interest therein, or (ii) enter into any agreement or undertaking restricting the right or ability of Sellers or Buyer to sell, assign or transfer any of the Loans (including the servicing rights appurtenant thereto), provided that this Section 13(m) shall not prevent any contribution, assignment, transfer or conveyance of Purchased Loans in accordance with the Program Documents. No Purchased Loans shall at any time be subject to any servicing advance facility or similar agreement or facility and the servicing advances made with respect to any Purchased Loans have not been sold, assigned, transferred, pledged or hypothecated to any party or otherwise encumbered in any way.

(n) Limitation on Sale of Loans. Except in connection with the Program Documents or any securitization transaction, no Seller Party nor Servicer shall convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired.

(s) Restricted Payments. No Seller Party nor Servicer shall make any Restricted Payments following the occurrence of a Default.

(bb) Maintenance of Papers, Records and Files.

(i) Sellers shall acquire, and Sellers shall build, maintain and have available, a complete file in accordance with lending industry custom and practice for each Purchased Loan. Sellers will maintain all such Records not in the possession of Custodian or Buyer in good and complete condition in accordance with industry practices and preserve them against loss or destruction.

(ii) Sellers shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Loans in accordance with industry custom and practice, including those maintained pursuant to subsection (i), and all such Records shall be in Custodian’s possession unless Buyer otherwise approves. Sellers shall deliver to Buyer or its designee updates of such Servicing Records at least monthly, and more frequently as requested by Buyer. Sellers will not cause or authorize any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Loan, in which event Sellers will obtain or cause to be obtained a receipt from Custodian for any such paper, record or file.

(iii) For so long as Buyer has an interest in or lien on any Purchased Loan, Seller will hold or cause to be held all related Records in trust for Buyer. Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

(iv) Upon reasonable advance notice from Custodian or Buyer, Sellers shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of each Seller Party and Servicer with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of each Seller Party and Servicer with its independent certified public accountants.

(cc) Maintenance of Licenses. Each Seller Party and Servicer shall (i) maintain all licenses, permits or other approvals necessary for such Seller Party or Servicer to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing under the laws of each state in which it conducts business or any Mortgaged Property is located, and (iii) shall conduct its business strictly in accordance with applicable law.

(dd) Taxes, Etc. Each Seller Party and Servicer shall pay and discharge or cause to be paid and discharged, when due, all taxes, assessments and governmental charges or levies imposed upon such Seller Party or Servicer or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Purchased Loans) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Each Seller Party and Servicer shall file on a timely basis all federal, state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

(ff) Change of Fiscal Year. No Seller Party nor Servicer will at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to Buyer, change the date on which such Seller Party’s or Servicer’s fiscal year begins.

(f) Subsections 18(j) and (x) of the Agreement are hereby amended by deleting such subsections in their entirety and replacing them with the following.

(j) Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of any Seller Party or any of its Affiliates, or shall have taken any action to displace the management of a Seller Party or any of its Affiliates or to curtail its authority in the conduct of the business of a Seller Party or any of its Affiliates, or takes any action in the nature of enforcement to remove, limit or restrict the approval of such Seller Party or any of their Affiliates as an issuer, buyer or seller/servicer of loans or securities backed thereby, and such action provided for in this subsection (j) shall not have been discontinued or stayed within thirty (30) days; or

(x) A Servicer Credit Event shall have occurred and Sellers shall fail to (i) identify a replacement Servicer or Subservicer to Buyer within (A) ten (10) days after the occurrence of a Servicer Credit Event pursuant to subclauses (d), (e), (i), (h), (k)(i) or (k)(vii) of the Servicer Termination Event definition; or (B) thirty (30) days after the occurrence of any other Servicer Credit Event; and (ii) terminate and replace the Servicer or Subservicer within sixty (60) days, after the occurrence of such Servicer Credit Event;

SECTION 2. Fees and Expenses. Sellers agree to pay to Buyer all reasonable out of pocket costs and expenses incurred by Buyer in connection with this Amendment Number Twenty-Two (including all reasonable fees and out of pocket costs and expenses of the Buyer’s legal counsel) in accordance with Sections 23 and 25 of the Agreement.

SECTION 3. Representations. Each Seller and Servicer hereby represents to Buyer that as of the date hereof, the Seller Parties are in full compliance with all of the terms and conditions of the Agreement and each other Program Document and no Default or Event of Default has occurred and is continuing under the Agreement or any other Program Document.

SECTION 4. Binding Effect; Governing Law. This Amendment Number Twenty-Two shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. THIS AMENDMENT NUMBER TWENTY-TWO SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 5. Counterparts. This Amendment Number Twenty-Two may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

SECTION 6. Limited Effect. Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment Number Twenty-Two need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Sellers, Servicer and Buyer have caused this Amendment Number Twenty-Two to be executed and delivered by their duly authorized officers as of the Amendment Effective Date.

PENNYMAC CORP.
(Seller)

By:	/s/ Pamela Marsh
Name:	Pamela Marsh
Title:	Executive Vice President, Treasurer

PENNYMAC HOLDINGS, LLC
(Seller)

By:	/s/ Pamela Marsh
Name:	Pamela Marsh
Title:	Executive Vice President, Treasurer

PENNYMAC LOAN SERVICES, LLC,
(Servicer)

By:	/s/ Pamela Marsh
Name:	Pamela Marsh
Title:	Executive Vice President, Treasurer

CITIBANK, N.A.
(Buyer and Agent, as applicable)

By:	/s/ Susan Mills
Name:	Susan Mills
Title:	Vice President
Citibank, N.A.

Acknowledged:

PENNYMAC MORTGAGE INVESTMENT TRUST

By:	/s/ Pamela Marsh
Name:	Pamela Marsh
Title:	Executive Vice President, Treasurer

Amendment Number Twenty-Two to Master Repurchase Agreement REIT-NPL